Exhibit 99.1

Great Lakes Reports Third Quarter Results

Reaffirms Full Year Adjusted EBITDA Guidance of $85 to $90 Million

OAK BROOK, Ill.--(BUSINESS WIRE)--November 1, 2011--Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition and remediation services, today reported financial results for the quarter and nine months ended September 30, 2011.

Commentary

Chief Executive Officer Jonathan Berger said, “We were very pleased with the third quarter. We performed well and launched strategic initiatives which are key to our future vision of the company. Accomplishments during the third quarter included:

  Executed above estimate on dredging projects
  Our rivers and lakes division acquired in late 2010 exceeded budget in the third quarter, as the rivers receded and projects in backlog moved into production. We are on track to meet the 2011 full year budget.
  Added significantly to domestic dredging backlog winning $224 million of new work and improving our 2011 win rate to 42% of the market
  Continued the process of upgrading demolition segment management and systems
  Began the process of integrating our business segments to leverage complimentary skillsets, customer relationships and markets
  Announced the formation of TerraSea, a new remediation business, in a 50/50 Joint Venture with an established European company with over 20 years experience in marine and land based material remediation
  Initiated a marketing program to increase our rivers and lakes dredging opportunities and levee building operations
  Developed a rotational program to cross train employees in our business segments, to provide a practical and knowledge based understanding of each segments’ operations

“These initiatives resulted from the formation of a working group consisting of 25 key employees who worked diligently to identify and establish initiatives to shape our future and form the basis for our strategic plan. This process has been very positive and the team is very enthusiastic and supportive of following through to enhance and reshape the Company.

“We continue to progress on our plans to fully-integrate and develop the demolition business. In August we installed a new president of NASDI who has significant demolition and environmental experience and is working to grow the existing business and expand its environmental remediation services. In recent years, we expanded into the bridge demolition business and earlier this year we expanded geographically into Louisiana. We have performed above estimate on the I-10 bridge demolition project that crosses over Lake Pontchartrain, a project which is an example of the synergies between our divisions where we have leveraged our complementary skillsets and markets. On the I-10 projects we are demolishing in the water. Management teams from both segments are collaborating to make this project a success. Bridge replacement in the U.S. is a growing business as bridge failures in recent years have necessitated emphasis on improving this part of our infrastructure. As expected, the demolition segment has begun to yield positive results and we expect that to continue.

“Last quarter we announced the formation of TerraSea Environmental Solutions, a 50/50 joint venture, with Environmental Remediation Holding Inc. (ERH). ERH is a subsidiary of DEC, a leading Belgium-based, international environmental specialist contractor which holds DEC process licenses for soil remediation and dredged sediment treatment. This venture positions us nicely to accelerate expansion into the environmental services market in our dredging and demolition businesses, each of which has experienced increasing requirements for handling contaminated sediments and soils at project sites.”

2011 Third Quarter Operating Results - Summary

The third quarter 2011 was a strong quarter. The results were lower compared to the third quarter of 2010 which had higher revenue and gross profit margin due to increased employment of the domestic fleet that was largely attributable to approximately $60 million of non-recurring capital revenue from berm construction in the third quarter of 2010 as a result of the Deepwater Horizon oil spill in the Gulf of Mexico. This one-time berm construction, in conjunction with weather downtime in 2011 discussed below, resulted in higher revenue and gross profit margin in 2010 as compared to the current 2011 third quarter.

	Q3 2011	Q3 2010
Revenue	$158.5 million	$173.3 million
Decrease	8.5%

Gross Profit	$27.4 million	$32.7 million
Gross Profit Margin	17.3%	18.9%

Operating Income	$14.8 million	$16.1 million
Decrease	8.1%

Net Income attributable to Great Lakes	$5.6 million	$7.7 million
Per Diluted Share	$0.09	$0.13

Adjusted EBITDA	$26.0 million	$24.1 million
Increase	7.9%

Net Debt*	$152.6 million	$96.4 million

Cash	$107.1 million	$79.0 million

* Net debt equals debt less cash and cash equivalents

Revenue

  The decline in revenue between quarters was largely attributable to approximately $60 million of non-recurring capital revenue from berm construction in the third quarter of 2010 as a result of the Deepwater Horizon oil spill in the Gulf of Mexico
  The third quarter of 2011 was affected by Hurricane Irene and subsequent storm activity which suspended certain East Coast dredging operations in August and September, resulting in variances unfavorable to our estimated weather contingency
  Positive factors, which partially offset the lower revenues, were:
    Several beach projects executed during the current quarter
    An increase in previously postponed river projects followed the spring rains as the Mississippi River and tributaries receded sufficiently. This allowed the Company to perform work in the third quarter and should lead to greater market opportunities for dredging and levee repairs in 2012.

Gross Profit

  The decline in gross profit margin between quarters was largely attributable to the significant equipment utilization generated by the capital berm project in the 2010 third quarter, completed in early 2011
  The 2011 third quarter was affected by Hurricane Irene and subsequent storms, which suspended projects in process, for which variable costs could not be reduced as we had to stand ready to resume operations
  Additionally the third quarter of 2011 included demolition projects bid too aggressively in 2010, for which loss reserves have been recorded and accordingly carry no margin as work is performed; these projects will be completed in 2012

Operating Income

  Impacted by the decrease in gross profit
  This was offset by a reduction in general & administrative costs (G&A) compared to the third quarter of 2010 when the company recognized expenses related to senior management restructuring

Net Income Attributable to Great Lakes

  Impacted by items noted above
  In addition, interest expense increased in 2011 due to the issuance of $250 million in new senior unsecured notes issued in early 2011. Although issued at a lower rate, the $250 million notes replaced $175 million in senior subordinated notes with a resulting increase in interest expense due to the higher amount outstanding.

Adjusted EBITDA (as defined on page 6)

  Although operating income for the 2011 third quarter was lower than the same period in the prior year, the Company recorded $11.2 million of non-cash depreciation and amortization expense for the three months ended September 30, 2011 that is included as a component of operating income, but excluded for the purposes of calculating Adjusted EBITDA
  Depreciation and amortization expense recorded in the three months ended September 30, 2010 was only $8.0 million.

Nine-Months Ended September 30, 2011- Summary

	YTD 9/30/2011	YTD 9/30/2010
Revenue	$468.8 million	$514.9 million
Decrease	9.0%

Gross Profit	$74.6 million	$97.8 million
Gross Profit Margin	15.9%	19.0%

Operating Income	$39.1 million	$55.7 million
Decrease	29.8%

Net Income attributable to Great Lakes	$9.7 million	$27.8 million
Per Diluted Share	$0.16	$0.47

Adjusted EBITDA	$67.9 million	$81.5 million
Decrease	16.7%

Revenue

  Decreased primarily as a result of lower domestic dredging activity
  Partially offset by an increase in demolition revenue and contribution from rivers and lakes dredging projects

Gross Profit

  Dredging segment gross profit margin was 18.4% for the for the nine months ended September 30, 2011 compared to 20.2% for the prior year period
  Impacted by higher employment of the domestic fleet in the first nine months of 2010 resulting from the berm construction in the Gulf
  Additionally, gross profit margin declined due to losses incurred on projects in the demolition segment which were primarily recognized in previous quarters

Operating Income

  Decreased year to date due to the decreased gross profit, primarily from the demolition segment
  Partially offset by a decrease in G&A expense

Net Income attributable to Great Lakes

  This decline was partially the result of the operational issues noted above
  Also impacted by one time charges related to the issuance of the new notes and increased interest expense. Interest expense increased $6.9 million due to increase in outstanding debt and the incurrence of additional interest expense when both notes were outstanding for a 30 day period in early 2011.
  Additionally, the gain on the Company’s interest rate swaps decreased by $1.9 million compared to the first nine months of 2010 when interest rates were declining.

Bid Market & Backlog

The domestic dredging bid market for the first nine months of 2011 totaled $847 million, compared to $658 million in the first nine months of 2010. The Company won 42% of the overall domestic bid market, slightly above its three year average of 39%. In the first nine months of 2011 Great Lakes won:

  64%, or $188 million, of the beach nourishment projects awarded;
  31%, or $93 million, of the capital projects awarded; and
  31%, or $69 million, of the maintenance projects awarded.

The dredging bid market has grown year to date largely from federal projects, as addressing infrastructure needs continues to grow in importance. It should be noted, project timing, competitive factors and equipment utilization/deployment can result in significant variability in bid results in any given period.

August and September represented a particularly robust bidding period resulting in dredging backlog and pending awards of $375 million at September 30, 2011. The Company’s contracted dredging backlog was $297 million at September 30, 2011 compared to $283 million as of December 31, 2010. The September 30, 2011 contracted backlog does not include approximately $78 million domestic low bids pending formal award and additional phases (“options”) pending on projects currently in backlog. At December 31, 2010 the amount of domestic low bids pending award was $34 million.

Demolition segment backlog was $68 million and $81 million at September 30, 2011 and December 31, 2010, respectively.

Commentary

Chief Executive Officer Jonathan Berger said, “It was a productive and busy quarter as we made progress on our strategic initiatives, experienced a strong bidding quarter and formed strategic relationships with potential key demolition and remediation clients. In addition, we worked on a variety of projects throughout the quarter, including eight different beach projects. It was one of the industry’s most active domestic bidding quarters ever, with more than $500 million worth of new domestic dredging projects awarded. The 2011 year to date beach bid market of $295 million for the first nine months of 2011 is almost equal to that of the record full year 2005 beach bid market. The projects bid in the third quarter provide important coastal protection from natural erosion and storm damage along the coastlines. They are each being funded in different combinations of Federal, State, and local resources, underscoring the critical nature of these projects to the regions and the nation. Also, our rivers and lakes division posted its best quarter yet, with more revenue in the third quarter than in the entire first half of 2011.”

President and CFO Bruce Biemeck said “Third quarter was back on track, despite some weather issues along the East Coast. We are reaffirming our Adjusted EBITDA guidance for 2011 of $85 to $90 million. In addition, we anticipate gains from the sale of non-essential assets as we continue to carefully review our operating assets and divest those that are not a good fit with our strategic goals. Many of our third quarter market wins will impact the fourth quarter and 2012. We are pleased to forecast our second best year ever for Adjusted EBITDA.

“During the next twelve months, we see continued focus on restoring the barrier islands and wetlands that provide natural protection from storms in the Gulf Coast area. We anticipate numerous projects in the Gulf States in coming periods resulting from a fund established following the Deepwater Horizon oil spill, which has not yet released projects. We are excited about the potential opportunity to work on these projects which have been long overdue to restore the eroding coastline. In addition, we anticipate a deepening project in Miami to be released next year as domestic ports contemplate the need to deepen for larger draft ships coming through the Panama Canal. The new focus in Washington on marine infrastructure is manifesting itself as evidenced by the bipartisan interest in addressing deferred and long overdue infrastructure needs.

“We have seen further evidence of an increase in international dredging plans as previously reported, particularly in the Middle East, and we continue to follow the many opportunities in Brazil. Several projects are being advertised that fit well with our expertise and equipment. We have recently made strategic moves to bolster our international sales and marketing effort, as we see an abundance of opportunities ahead, which we believe can yield better results from a more aggressive approach.

“The demolition business has maintained a strong backlog with $68 million at quarter end. The new management team in the demolition business quickly jumped in and is finding opportunities to strengthen and grow the business. The integration of our demolition and dredging businesses is a pivotal step in this process and the recent focus on bridge demolition provides additional opportunities. Additionally, our dredging and demolition business collaborating with our TerraSea joint venture on new prospects adds to the list of opportunities.”

Jonathan Berger concluded: “We are pleased with the results from the first nine months of this year and our domestic dredging bidding market win rate. We have continued to make significant strides in improving the operations and controls at our demolition business and look forward to the development and growth of that segment. We are excited about the prospects ahead for all facets of our business. As always, we thank the Great Lakes team for their continued efforts in growing our business and delivering strong results for our shareholders.”

Use of Adjusted EBITDA

Adjusted EBITDA, as provided herein, represents net income (loss) attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense and debt restructuring expense. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure its operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) attributable to Great Lakes Dredge & Dock Corporation in the table of financial results. (For further explanation, please refer to the Company’s SEC filings.)

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, November 1, 2011 at 9:00 a.m. C.D.T. The call in number is 877-377-7553 and the Conference ID is 16427959. The call can also be heard on the Company’s website, www.gldd.com under Events and Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website. The conference call will be available by replay for two weeks, by calling 800-585-8367 and providing the Conference ID of 16427959.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also one of the largest U.S. providers of commercial and industrial demolition services primarily in the Northeast. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes employs over 150 degreed engineers, most specializing in civil and mechanical engineering, which contributes to its 121-year history of never failing to complete a marine project. Great Lakes has a disciplined training program for engineers which ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. industry, comprised of over 200 specialized dredging and support vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 27A of the Securities Act of 1933 (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2010, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Contract revenues	$158,468	$173,333	$468,765	$514,868

Gross profit	27,391	32,695	74,599	97,768

General and administrative expenses	12,736	16,640	38,447	42,084
Gain on sale of assets, net	(131)	-	(2,902)	-

Operating income	14,786	16,055	39,054	55,684

Other income (expense)
Interest expense, net	(5,571)	(3,302)	(16,432)	(9,517)
Equity in earnings (loss) in joint ventures	606	81	(108)	(772)
Loss on foreign currency transactions, net	(544)	-	(544)	-
Loss on extinguishment of debt	-	-	(5,145)	-

Income before income taxes	9,277	12,834	16,825	45,395

Income tax provision	(3,618)	(5,113)	(6,600)	(18,107)

Net income	5,659	7,721	10,225	27,288

Net (income) loss attributable to noncontrolling interests	(57)	(36)	(525)	531

Net income attributable to Great Lakes Dredge & Dock Corporation	$5,602	$7,685	$9,700	$27,819

Basic earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.10	$0.13	$0.16	$0.47
Basic weighted average shares	58,930	58,698	58,863	58,616

Diluted earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.09	$0.13	$0.16	$0.47
Diluted weighted average shares	59,161	58,901	59,533	58,818

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income attributable to Great Lakes Dredge & Dock Corporation to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net income attributable to Great Lakes Dredge & Dock Corporation	$5,602	$7,685	$9,700	$27,819
Adjusted for:
Loss on extinguishment of debt	-	-	5,145	-
Interest expense, net	5,571	3,302	16,432	9,517
Income tax provision	3,618	5,113	6,600	18,107
Depreciation and amortization	11,195	8,027	29,999	26,020

Adjusted EBITDA	$25,986	$24,127	$67,876	$81,463

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	September 30,	December 31,
	2011	2010

Cash and cash equivalents	$107,050	$48,478
Total current assets	306,677	222,969
Total assets	767,818	693,825
Total short-term debt	3,993	2,803
Total current liabilities	118,821	132,817
Long-term debt	255,000	180,000
Total equity	285,346	276,825

Great Lakes Dredge & Dock Corporation
Supplementary financial data
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net cash flows provided by (used in) operating activities	$24,071	$32,669	$13,626	$108,314

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues (in thousands)	2011	2010	2011	2010
Dredging:
Capital - U.S.	$39,778	$104,092	$130,287	$220,343
Capital - foreign	21,843	20,917	59,779	60,129
Beach	41,714	4,180	87,947	85,884
Maintenance	16,583	19,918	92,525	97,391
Rivers and Lakes	14,673	-	25,735	-
Dredging Revenue	134,591	149,107	396,273	463,747
Demolition	23,877	24,226	72,492	51,121
Total Revenue	$158,468	$173,333	$468,765	$514,868

	As of
	September 30,
Backlog (in thousands)	2011	2010
Dredging:
Capital - U.S.	$109,568	$143,207
Capital - foreign	40,675	29,285
Beach	117,543	17,702
Maintenance	16,187	31,190
Rivers and Lakes	13,391	-
Dredging Backlog	297,364	221,384
Demolition	68,029	54,878
Total Backlog	$365,393	$276,262

Great Lakes Dredge & Dock Corporation
Full Year Adjusted EBITDA Guidance Reconciliation to Net Income
For the Year Ended December 31, 2011

	Lower	Upper

Estimated net income attributable to Great Lakes Dredge & Dock Corporation	$11,900	$14,500
Adjusted for estimated:
Loss on extinguishment of debt	5,145	5,145
Interest expense, net	21,500	21,500
Income tax provision	7,200	9,600
Depreciation and amortization	39,255	39,255

Adjusted EBITDA Guidance	$85,000	$90,000

CONTACT:
Great Lakes Dredge & Dock Corporation
Katie Hayes, Investor Relations
630-574-3772